As filed with the Securities and Exchange Commission on December 30, 2016

REGISTRATION STATEMENT NO. 333-208389

REGISTRATION STATEMENT NO. 333-208386

REGISTRATION STATEMENT NO. 333-208385

REGISTRATION STATEMENT NO. 333-177095

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-208389

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-208386

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-208385

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-177095

UNDER THE SECURITIES ACT OF 1933

Energy XXI Ltd

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	98-0499286 (I.R.S. Employer Identification Number)

Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton HM EX, Bermuda

441-295-2244

______________________

1021 Main, Suite 2626

Houston, Texas 77002

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ENERGY XXI SERVICES, LLC AMENDED AND RESTATED 2006 LONG-TERM INCENTIVE PLAN

ENERGY XXI SERVICES, LLC 2008 FAIR MARKET VALUE STOCK PURCHASE PLAN

ENERGY XXI SERVICES, LLC EMPLOYEE STOCK PURCHASE PLAN

ENERGY XXI SERVICES PLAN

(Full title of the plan)

 ______________________

Juliet Evans

Canon’s Court, 22 Victoria Street, PO Box HM

1179, Hamilton HM EX, Bermuda

(441) 295-2244

Hugh Menown

1021 Main, Suite 2626

Houston, Texas 77002

713-351-3000

______________________

(Name, Address, including Zip Code, and Telephone Number,
including Area Code, for Agent for Service)

______________________

Copy to:

Sarah Morgan

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) are being filed to certain plan participation interests and unsold shares of common stock, par value $0.005 per share (the “Shares”), of Energy XXI Ltd, a Bermuda exempted company (the “Registrant”), under the Registration Statements on Form S-8 filed by the Registrant (File Nos. 333-208389, 333-208386, 333-208385 and  333-177095) (the “Registration Statements”) with the Securities and Exchange Commission pertaining to the registration of Shares offered under (i) the Energy XXI Services LLC Amended and Restated 2006 Long-Term Incentive Plan, (ii) the Energy XXI Services, LLC 2008 Fair Market Value Stock Purchase Plan (iii) the Energy XXI Services, LLC Employee Stock Purchase Plan and (iv) the Energy XXI Services Plan.

On April 14, 2016 (the “Petition Date”), the Registrant, Energy XXI Gulf Coast, Inc., an indirect wholly-owned subsidiary of the Registrant (“EGC”), EPL Oil & Gas, Inc., an indirect wholly-owned subsidiary of the Registrant (“EPL”), and certain other subsidiaries of the Registrant (together with the Registrant, EGC and EPL, the “Debtors”) filed voluntary petitions for reorganization in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) seeking relief under the provisions of chapter 11 of Title 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”) under the caption In re Energy XXI Ltd, et al., Case No. 16-31928 (the “Chapter 11 Cases”).

On July 15, 2016, the Bankruptcy Court entered the Order (A) Approving the Disclosure Statement and the Form and Manner of Service Related Thereto, (B) Setting Dates for the Objection Deadline and Hearing Relating to Confirmation of the Plan and (C) Granting Related Relief. On July 18, 2016, the Debtors filed the solicitation version of the Debtors’ Third Amended Disclosure Statement (as may be further modified, supplemented, or otherwise amended from time to time, the “Disclosure Statement”).

On November 21, 2016, the Debtors filed the Second Amended Proposed Joint Chapter 11 Plan of Reorganization (as amended, modified, or supplemented from time to time, the “Plan”) and the solicitation version of the Second Supplement to the Disclosure Statement Setting Forth Modifications to the Plan (as may be further modified, supplemented, or otherwise amended from time to time, the “Disclosure Statement Supplement”). On November 21, 2016, the Bankruptcy Court entered the Order (A) Approving the Adequacy of the Disclosure Statement Supplement to the Debtors’ Third Amended Disclosure Statement Setting Forth Modifications to the Debtors’ Plan and the Continued Solicitation of the Plan and (B) Granting Related Relief approving updated solicitation and tabulation procedures with respect to the Plan.

On December 13, 2016, the Bankruptcy Court entered an order (the “Confirmation Order”) pursuant to the Bankruptcy Code, which approved and confirmed the Plan as modified by the Confirmation Order. The Debtors expect to emerge from the Chapter 11 Cases on December 30, 2016.

As a result of the Chapter 11 Cases and the Registrant’s parallel proceedings to wind up and dissolve under the laws of Bermuda pursuant to the Plan, the Registrant has terminated all offerings of its Shares pursuant to its existing registration statements, including the Registration Statements. Accordingly, pursuant to the undertaking contained in Part II of each of the Registration Statements, the Registrant hereby removes from registration, by means of the Post-Effective Amendments, any of the Shares registered that remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 30th day of December, 2016.

ENERGY XXI LTD

By:	/s/ Bruce W. Busmire
Name: Bruce W. Busmire
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act.